UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2013

PACIFIC MERCANTILE BANCORP

(Exact name of registrant as specified in its charter)

California	0-30777	33-0898268
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

949 South Coast Drive, Costa Mesa, California		92626
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 438-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 260.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On April 3, 2013, the Company issued a press release reporting that it has consummated the sale of $15 million of shares of its common stock, at a price of $6.75 per share in cash, to Carpenter Community Bancfund L.P. and Carpenter Community Bancfund-A L.P. (the “Carpenter Funds”). A copy of that press release is attached as Exhibit 99.1 to this Report. As stated in the attached press release, a total of 2,222,222 shares of our common stock were sold to the Carpenter Funds in this transaction.

The Company contributed the proceeds, from the sale of those shares to a new wholly-owned asset management subsidiary. That subsidiary, in turn, has used approximately $11.0 million of those proceeds to fund its purchases of nonperforming loans and other real estate owned from the Company’s wholly-owned banking subsidiary, Pacific Mercantile Bank (the “Bank”). Following the purchase of those assets, the new asset management subsidiary will focus its efforts and resources principally on managing and disposing of those assets. The remainder of those proceeds will be used by that subsidiary (i) to fund the costs of managing and disposing of those assets, and (ii) subject to obtaining required regulatory approvals, to purchase additional nonperforming assets from the Bank.

The sale of those assets by the Bank to that subsidiary is expected to result in improvements in the Bank’s financial condition and operating results. In addition, the proceeds from the sale of those assets will provide the Bank with additional financial resources that it plans to use to fund new loans and growth initiatives.

As a result of their purchase of the shares, the Carpenter Funds, which are the Company’s largest shareholder, now own approximately 34% of the Company’s outstanding voting shares, as compared to the 28% that they owned prior to the sale.

The sale of the shares of common stock to the Carpenter Funds also will strengthen the Company’s financial condition by increasing its capital and capital ratios. However, the Bank’s sale of non-performing assets to the Company’s new asset management subsidiary will not result in changes in or improvements to the Company’s consolidated financial condition or operating results, because those non-performing assets will remain on the Company’s consolidated balance sheet and the costs of managing and disposing of those assets, and any losses that may be recognized on their sale or other disposition, will continue to negatively affect the Company’s consolidated operating results and cash flows until the sales or dispositions of those assets are completed.

The sale of these shares by the Company to the Carpenter Funds was consummated pursuant to a Stock Purchase Agreement, which was dated as of February 22, 2013, but became effective as of February 27, 2013. A copy of that Agreement is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2013 to report the Company’s entry into that Agreement.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and neither such information nor Exhibit 99.1 shall be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description of Exhibit

Exhibit 99.1	Press Release issued April 3, 2013 reporting the Company’s consummation of the sale of $15 million of shares of its common stock, at a price of $6.75 per share in cash, to the Carpenter Funds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC MERCANTILE BANCORP

Date: April 5, 2013	By:	/s/ NANCY A. GRAY
Nancy A. Gray, Senior Executive Vice President and Chief Financial Officer

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INDEX TO EXHIBIT

Exhibit No.	Description of Exhibit

Exhibit 99.1	Press Release issued April 3, 2013 reporting the Company’s consummation of the sale of $15 million of shares of its common stock, at a price of $6.75 per share in cash, to the Carpenter Funds.

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